Exhibit 99.1

Applied Materials to Acquire Kokusai Electric

•	Acquisition provides Applied with complementary, leadership batch wafer processing systems business

•	Increases Applied’s global services business and strengthens customer support capabilities

•	Immediately accretive to non-GAAP EPS upon closing

SANTA CLARA, Calif., July 1, 2019 – Applied Materials, Inc. (“Applied”) (Nasdaq: AMAT) today announced a definitive agreement under which Applied will acquire all outstanding shares of Kokusai Electric Corporation (“Kokusai Electric”) for $2.2 billion in cash from global investment firm KKR.

Kokusai Electric is a leading company in providing high-productivity batch processing systems and services for memory, foundry and logic customers. These systems complement Applied’s leadership portfolio in single-wafer processing systems. Kokusai Electric has strong customer relationships, world-class supply chain and manufacturing capabilities in Japan and Asia, and a talented team of employees.

Following the close of the transaction, Kokusai Electric will operate as a business unit of Applied’s Semiconductor Products Group and continue to be based in Tokyo, with technology and manufacturing centers in Toyama, Japan and Cheonan, Korea. The acquisition is expected to be immediately accretive to Applied’s non-GAAP earnings per share at close.

The transaction has been approved by the Applied Materials Board of Directors. The transaction is expected to close within approximately 12 months and is subject to regulatory approvals and other customary closing conditions.

“Kokusai Electric has a strong culture of innovation along with excellent customer relationships and serves fast-growing areas of the wafer fab equipment market,” said Gary Dickerson, president and CEO of Applied Materials. “By bringing Kokusai Electric’s talented team into Applied, we believe we will accelerate innovation for customers and create significant value for our shareholders.”

“The opportunity to combine with Applied Materials will be very attractive for Kokusai Electric’s customers and employees alike,” said Fumiyuki Kanai, president and CEO of Kokusai Electric. “We are excited about the opportunity to integrate Kokusai Electric’s experienced team with Applied’s global development, customer support and services capabilities. We believe the combination will accelerate our ability to bring exciting new technologies to customers.”

Applied expects to finance the transaction using a combination of balance sheet cash and a term loan facility. Following the close of the transaction, the company will prioritize repayment of the term loan balance while maintaining its long-term commitment to return cash to shareholders through dividends and share repurchases.

Goldman Sachs & Co. LLC served as exclusive financial advisor, and Hogan Lovells and Cleary Gottlieb Steen & Hamilton LLP served as legal counsel for Applied Materials.

Conference Call and Webcast

Today at 8:00 a.m. EDT (5:00 a.m. PDT), Applied Materials will host a conference call and webcast related to the announcement. The live webcast along with a replay will be available on the company’s website at www.appliedmaterials.com.

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible the technology shaping the future. Learn more at www.appliedmaterials.com.

About Kokusai Electric

Kokusai Electric is a leading company in providing high-productivity batch processing systems and services for memory, foundry and logic customers. Kokusai Electric produces semiconductor manufacturing equipment that leverages world-class coating technology, delivering products and services to the world’s top manufacturers. Kokusai Electric enables the increasingly high functionality and high performance of semiconductors.

Forward-Looking Statements

This press release contains forward-looking statements, including those regarding Applied’s proposed acquisition of Kokusai Electric; the impact on Applied’s earnings, gross and operating margins, strategic position, product and service offerings in semiconductor and services markets, ability to serve customers’ requirements, and delivery of long-term value to stockholders; benefits to Applied’s and Kokusai Electric’s customers, employees and stockholders; financing activities and usage of cash in connection with and after the proposed acquisition; and all statements other than those of historical fact. Forward-looking statements may contain words such as “expect,” “believe,” “may,” “can,” “should,” “will,” “forecast,” “anticipate” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include but are not limited to: the ability of the parties to consummate the proposed acquisition in a timely manner or at all; satisfaction of the conditions precedent to consummation of the proposed acquisition, including the ability to secure regulatory approvals in a timely manner and upon terms anticipated by the parties or at all; the possibility of or an increase in litigation and other claims (including related to the transaction itself); successful completion of anticipated financing arrangements; Applied’s ability to successfully integrate Kokusai Electric’s operations, product and service lines, technology and employees and realize expected synergies from the proposed acquisition; disruptions of Applied’s and Kokusai Electric’s current plans, operations and relationships with customers, suppliers and employees caused by the announcement and pendency of the proposed acquisition; unknown, underestimated or undisclosed commitments or liabilities; the level of demand for the combined companies’ products and services, which is subject to many factors, including uncertain global economic and industry conditions, demand for electronic products and semiconductors, and customers’ new technology and capacity requirements; Applied’s ability to (i) develop, deliver and support a broad range of products and services, expand its markets and develop new markets, (ii) timely align its cost structure with business conditions, and (iii) attract, motivate and retain key employees of Applied and Kokusai Electric; and other risks and uncertainties described in Applied’s SEC filings, including its most recent Forms 10-Q and 8-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Neither Applied nor Kokusai Electric undertakes any obligation to update any forward-looking statements.

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Contact:

Ricky Gradwohl (editorial/media) 408.235.4676

Michael Sullivan (financial community) 408.986.7977